Exhibit 10.10

FORM OF VOTING AGREEMENT

August 22, 2008

First Sentry Bancshares, Inc.
823 – 8th Street
Huntington, West Virginia 25701

Ladies and Gentlemen:

The undersigned is a director or officer of Guaranty Financial Services, Inc. or Guaranty Bank & Trust Company (collectively “Guaranty”) and is the beneficial holder of shares of common stock of Guaranty (“Guaranty Common Stock”).

Guaranty and First Sentry Bancshares, Inc. (“First Sentry”) are considering the execution of an Agreement and Plan of Merger (“Agreement”) contemplating the merger of Guaranty with and into First Sentry or a successor thereto (collectively referred to as First Sentry), with First Sentry as the surviving corporation of the merger (the “Merger”), such execution being subject in the case of First Sentry to the execution and delivery of this letter agreement (“letter agreement”). In consideration of the substantial expenses that First Sentry will incur in connection with the transactions contemplated by the Agreement and in order to induce First Sentry to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a shareholder of Guaranty and not in his capacity as a director or officer of Guaranty, as follows:

1.
The undersigned, while this letter agreement is in effect, shall vote in favor of the Agreement or cause to be voted in favor of the Agreement all of the shares of Guaranty Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, at the meeting of Guaranty’s shareholders to be called and held following the date hereof, to consider the Agreement and the Merger.

2.
The undersigned, while this letter agreement is in effect, agrees not to sell, transfer or otherwise dispose of any shares of common stock of Guaranty on or prior to the date of the meeting of Guaranty shareholders to vote on the Merger Agreement, unless the purchaser or transferee agrees to be bound by the terms of this letter agreement.

3.
The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, First Sentry shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

4.
The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his capacity as a shareholder of Guaranty and shall not in any way limit or affect actions the undersigned may take in his capacity as a director of Guaranty.

5.	This letter agreement shall automatically terminate upon termination of the Agreement in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

Very truly yours,

Signature

Name (please print)

Accepted and agreed to as of
the date first above written:

FIRST SENTRY BANCSHARES, INC.

By:
Title:

SCHEDULE

The above Form of Voting Agreement was signed by all of the Directors of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company which consists of the following persons: Marc A. Sprouse, Patrick L. Brown, David Fox, III, J. Grant McGuire, Richard E. McWhorter, Edward W. Morrision, Jr., Sally C.B. Oxley, George A. Patterson, III, Paul B. Riedel, J. Roger Smith and John Jay White. Each Voting Agreement was countersigned by Geoffrey S. Sheils, President and Chief Executive Officer of First Sentry Bancshares, Inc.